                                                                    Exhibit 99.2





LOUISIANA GENERATING LLC
FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND THE
PERIOD FROM MARCH 30, 2000 THROUGH DECEMBER 31, 2000

LOUISIANA GENERATING LLC
INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



                                                                         PAGE(S)

Report of Independent Accountants                                          2

Financial Statements:

  Balance Sheets as of December 31, 2002 and 2001                          3

  Statements of Operations for the years ended December 31, 2002 and 2001 and 2001 and the period from March 30, 2000 through
  December 31, 2000                                                        4

  Statements of Cash Flows for the years ended December 31, 2002 and 2001 and 2001 and the period from March 30, 2000 through
  December 31, 2000                                                        5

  Statements of Member's Equity for the years ended December 31,
  2002 and 2001 and the period from March 30, 2000 through
  December 31, 2000                                                        6

Notes to Financial Statements                                            7-26

LOUISIANA GENERATING LLC
BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2001
(In thousands)
--------------------------------------------------------------------------------

Report of Independent Accountants

To the Management Committee of
Louisiana Generating LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, of member's equity and of cash flows present fairly, in all material respects, the financial position of Louisiana Generating LLC at December 31, 2002 and 2001, and the results of its operations and its cash flows for the two years in the period ended December 31, 2002 and for the period from March 30, 2000 (Inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company and its parent, NRG South Central LLC as well as NRG Energy, Inc., are experiencing credit and liquidity constraints and have various credit arrangements that are in default. As a direct consequence, during 2002 NRG Energy, Inc. and the Company's parent entered into discussion with its creditors to develop a comprehensive restructuring plan. In connection with these restructuring efforts, it is likely that NRG Energy, Inc. and certain of its subsidiaries, including the Company, will file for Chapter 11 bankruptcy protection. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", for the year ended December 31, 2002. As discussed in Notes 2 and 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," on January 1, 2002. As discussed in Note 7 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.

PricewaterhouseCoopers, LLP
Minneapolis, Minnesota

March 28, 2003



       The accompanying notes are an integral part of the financial statements.

LOUISIANA GENERATING LLC
BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2001
(In thousands)
--------------------------------------------------------------------------------

                                       ASSETS                             2002            2001
Current assets:
    Cash                                                               $       --      $    3,208
    Cash - restricted                                                     109,336              --
    Accounts receivable                                                    46,089          43,353
    Accounts receivable - affiliates                                           --          16,814
    Note receivable - current                                               3,000              --
    Inventory                                                              63,394          51,986
    Prepaid expenses                                                        2,927           2,368
                                                                       ----------      ----------

      Total current assets                                                224,746         117,729

Property, plant and equipment, net of accumulated depreciation of
      $75,357 and $47,513                                                 964,220         981,262
Deferred financing costs, net of accumulated amortization of
      $1,179 and $750                                                       9,540           9,969
Decommissioning fund investments                                            4,617           4,336
Other assets, net of accumulated amortization of $123 and $78               2,274           2,306
                                                                       ----------      ----------

      Total assets                                                     $1,205,397      $1,115,602
                                                                       ==========      ==========

                         LIABILITIES AND MEMBER'S EQUITY

Liabilities:
    Current liabilities:
      Note payable to member                                           $  750,750      $   65,500
      Accounts payable                                                      3,420             314
      Accounts payable - affiliates                                        59,558              --
      Accrued fuel and purchased power expense                             10,140          26,115
      Accrued interest - affiliates                                        55,413          20,453
      Other current liabilities                                            11,355          11,355
                                                                       ----------      ----------

      Total current liabilities                                           890,636         123,737

    Note payable to member                                                     --         738,000
    Other non-current liabilities                                           6,238           5,600
                                                                       ----------      ----------

      Total liabilities                                                   896,874         867,337

Member's equity                                                           308,523         248,265
                                                                       ----------      ----------

      Total liabilities and member's equity                            $1,205,397      $1,115,602
                                                                       ==========      ==========



       The accompanying notes are an integral part of the financial statements.

LOUISIANA GENERATING LLC
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND THE PERIOD FROM MARCH 30, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000

(In thousands)
--------------------------------------------------------------------------------

                                            2002            2001            2000
Revenues                                 $ 399,458       $ 401,935       $ 309,010
Operating costs                            281,190         273,245         205,188
                                         ---------       ---------       ---------

      Operating margin                     118,268         128,690         103,822

Depreciation and amortization               29,671          27,211          20,335
General and administrative expenses          5,284           6,601           5,175
Special Charges                                208              --              --
                                         ---------       ---------       ---------

      Operating income                      83,105          94,878          78,312

Other income (expense), net                    779            (334)            651
Interest expense                           (71,220)        (72,665)        (55,981)
                                         ---------       ---------       ---------

Net income                               $  12,664       $  21,879       $  22,982
                                         =========       =========       =========



       The accompanying notes are an integral part of the financial statements.

LOUISIANA GENERATING LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND FOR THE PERIOD FROM MARCH 30, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
(In thousands)
--------------------------------------------------------------------------------

                                                                   2002              2001              2000
Cash flows from operating activities:
    Net income                                                 $    12,664       $    21,879       $    22,982
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
      Depreciation and amortization                                 29,671            27,211            20,335
      Special charges                                                   50                --                --
      Amortization of deferred financing costs                         441               427               324
      Changes in assets and liabilities:
        Accounts receivable                                         (2,736)            9,291           (52,644)
        Inventories                                                (11,408)          (27,772)            8,872
        Prepaid expenses                                              (559)             (838)           (1,330)
        Accounts payable                                             3,106            (2,125)            2,439
        Accounts payable and receivable - affiliates, net           76,360           (54,896)             (330)
        Accrued interest - affiliates                               34,960              (844)           21,297
        Accrued fuel and purchased power expense                   (15,975)           11,944            14,171
        Other current liabilities                                    1,505             4,895             5,183
        Changes in other assets and liabilities                        344               286             1,413
                                                               -----------       -----------       -----------
      Net cash provided by (used in) operating activities          128,423           (10,542)           42,712
                                                               -----------       -----------       -----------

Cash flows from investing activities:

    Business acquisition, net of liabilities assumed                    --                --        (1,030,353)
    Proceeds from disposition of property and equipment                 --                --             9,017
    Capital expenditures                                           (12,231)           (8,866)           (5,333)
    Increase in note receivable                                     (3,000)               --                --
    Increase in restricted cash                                   (109,336)               --                --
                                                               -----------       -----------       -----------
      Net cash used in investing activities                       (124,567)           (8,866)       (1,026,669)
                                                               -----------       -----------       -----------

Cash flows from financing activities:

    Proceeds from issuance of long-term debt                            --                --           800,000
    Contributions by members                                        47,594             5,051           230,353
    Net proceeds/payments on revolver                              (40,000)           40,000                --
    Payment of long-term borrowings                                (12,750)          (25,250)          (11,250)
    Distributions to members                                            --                --           (32,000)
    Checks in excess of cash                                        (1,908)               --                --
    Deferred financing costs                                            --              (331)               --
                                                               -----------       -----------       -----------
      Net cash (used in) provided by financing activities           (7,064)           19,470           987,103
                                                               -----------       -----------       -----------

Net (decrease) increase in cash and cash equivalents                (3,208)               62             3,146
Cash and cash equivalents at beginning of year                       3,208             3,146                --
                                                               -----------       -----------       -----------
Cash and cash equivalents at end of year                       $        --       $     3,208       $     3,146
                                                               ===========       ===========       ===========

Supplemental disclosures of cash flows information
    Interest paid                                              $    36,260       $    73,035       $    33,510
    Liabilities assumed in acquisition                                  --                --             4,833



       The accompanying notes are an integral part of the financial statements.

LOUISIANA GENERATING LLC
STATEMENT OF MEMBER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND THE PERIOD FROM MARCH 30, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
(In thousands)
--------------------------------------------------------------------------------

                                                                         ACCUMULATED
                                             MEMBER                         OTHER           TOTAL
                                          CONTRIBUTIONS/  ACCUMULATED   COMPREHENSIVE      MEMBER'S
(In thousands)                            DISTRIBUTIONS     INCOME         INCOME          EQUITY
Balances at March 30, 2000 (Inception)      $      --      $      --      $      --       $      --

Net income and comprehensive
      income for 2000                                         22,982             --          22,982
Member contributions, net                     198,353             --                        198,353
                                            ---------      ---------      ---------       ---------

Balances at December 31, 2000               $ 198,353      $  22,982      $      --       $ 221,335
                                            =========      =========      =========       =========

Cumulative effect upon adoption
      of SFAS 133                                  --             --            500             500
Impact of SFAS 133 for year
      ended December 31, 2001                      --             --           (500)           (500)
Net income                                                    21,879             --          21,879
                                                                                          ---------
    Comprehesive income for 2001                                                             21,879
Member contributions, net                       5,051                            --           5,051
                                            ---------      ---------      ---------       ---------

Balances at December 31, 2001               $ 203,404      $  44,861      $      --       $ 248,265
                                            =========      =========      =========       =========

Net income and comprehensive
      income for 2002                                         12,664                         12,664
Member contributions, net                      47,594                                        47,594
                                            ---------      ---------      ---------       ---------

Balances at December 31, 2002               $ 250,998      $  57,525      $      --       $ 308,523
                                            =========      =========      =========       =========



       The accompanying notes are an integral part of the financial statements.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    ORGANIZATION

      Louisiana Generating LLC (Louisiana Generating or the Company) is an indirect wholly owned subsidiary of NRG Energy, Inc. (NRG). NRG South Central owns 100% of Louisiana Generating LLC. NRG South Central's members are NRG Central U.S. LLC (NRG Central) and South Central Generation Holding LLC (South Central Generation). NRG Central and South Central Generation are wholly owned subsidiaries of NRG, each of which owns a 50% interest in NRG South Central.

      Louisiana Generating was formed for the purpose of acquiring, owning, operating and maintaining the electric generating facilities acquired from Cajun Electric Power Cooperative, Inc. (Cajun Electric).

      Pursuant to a competitive bidding process, following the Chapter 11 bankruptcy proceeding of Cajun Electric, Louisiana Generating acquired the non-nuclear electric power generating assets of Cajun Electric.

      On March 31, 2000, for approximately $1,055.9 million, Louisiana Generating acquired 1,708 MW of electric power generation facilities located in New Roads, Louisiana (Cajun facilities). The acquisition was financed through a combination of project level long-term non-recourse debt issued by NRG South Central and equity contributions from NRG South Central's members. Louisiana Generating is a guarantor of the bonds issued on March 30, 2000 to acquire the Cajun facilities. The acquisition was accounted for under the purchase method of accounting with the aggregate purchase price allocated among the acquired assets and liabilities assumed.

      Recent Developments

      In December 2001, Moody's Investor Service (Moody's) placed NRG Energy's long-term senior unsecured debt rating on review for possible downgrade. In response, Xcel Energy and NRG Energy put into effect a plan to preserve NRG Energy's investment grade rating and improve its financial condition. This plan included financial support to NRG Energy from Xcel Energy; marketing certain NRG Energy assets for sale; canceling and deferring capital spending; and reducing corporate expenses.

      In response to a possible downgrade, during 2002, Xcel Energy contributed $500 million to NRG Energy, and NRG Energy and its subsidiaries sold assets and businesses that provided NRG Energy in excess of $286 million in cash and eliminated approximately $432.0 million in debt. NRG Energy also cancelled or deferred construction of approximately 3,900 MW of new generation projects. On July 26, 2002, Standard & Poors' (S&P) downgraded NRG Energy's senior unsecured bonds to below investment grade, and three days later Moody's also downgraded NRG Energy's senior unsecured debt rating to below investment grade. Since July 2002, NRG Energy senior unsecured debt, as well as the secured NRG Northeast Generating LLC bonds and the secured NRG South Central Generating LLC bonds and Secured LSP Energy (Batesville) bonds were downgraded multiple times. After NRG Energy failed to make payments due under certain unsecured bond obligations on September 16, 2002, both Moody's and S&P lowered their ratings on NRG Energy's and its subsidiaries' unsecured bonds once again. Currently, NRG Energy's unsecured bonds carry a rating of between CCC and D at S&P and between Ca and C at Moody's, depending on the specific debt issue.

      As a result of the downgrade of NRG Energy's credit rating, declining power prices, increasing fuel prices, the overall down-turn in the energy industry, and the overall down-turn in the economy, NRG Energy has experienced severe financial difficulties. These difficulties have caused NRG Energy to, among other things, miss scheduled principal and interest

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      payments due to its corporate lenders and bondholders, prepay for fuel and other related delivery and transportation services and provide performance collateral in certain instances. NRG Energy has also recorded asset impairment charges of approximately $3.1 billion, related to various operating projects as well as for projects that were under construction which NRG Energy has stopped funding.

      NRG Energy and its subsidiaries (including NRG South Central) have failed to timely make several interest and/or principal payments on its indebtedness. These missed payments have resulted in cross-defaults of numerous other non-recourse and limited recourse debt instruments of NRG Energy and have caused the acceleration of multiple debt instruments of NRG Energy, rendering such debt immediately due and payable.

      In addition to the payment defaults described above, prior to the downgrades many corporate guarantees and commitments of NRG Energy and its subsidiaries required that they be supported or replaced with letter of credit or cash collateral within 5 to 30 days of a ratings downgrade below Baa3 or BBB- by Moody's or Standard & Poor's, respectively. As a result of the downgrades on July 26 and July 29, NRG Energy received demands to post collateral aggregating approximately $1.1 billion. NRG Energy is presently working with various secured project lender groups with respect to the issue of posting collateral and is working toward establishing a comprehensive plan of restructuring.

      In August 2002, NRG Energy retained financial and legal restructuring advisors to assist its management in the preparation of such comprehensive financial and operational restructuring. NRG Energy and its advisors have been meeting regularly to discuss restructuring issues with an ad hoc committee of its bondholders and a steering committee of its bank lenders (the Ad Hoc Creditors Committees). In November 2002, NRG Energy and Xcel Energy presented a comprehensive plan of restructuring to the Ad Hoc Creditors Committees. The restructuring plan has served as a basis for continuing negotiations between the Ad Hoc Creditors Committees, NRG Energy and Xcel Energy related to a consensual plan of reorganization for NRG Energy. If a comprehensive plan of restructuring is ultimately agreed to, it is highly probable that such a plan would be implemented through the commencement of a voluntary Chapter 11 bankruptcy proceeding. If NRG Energy seeks protection under Chapter 11 of the Bankruptcy Code, it is likely that NRG Energy would also seek such protection for certain wholly-owned subsidiaries, which may include NRG South Central.

      On November 22, 2002, five former NRG Energy executives filed an involuntary Chapter 11 petition against NRG Energy in U.S. Bankruptcy Court for the District of Minnesota. Under provisions of federal law, NRG Energy has the full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG Energy. On December 16, 2002, NRG Energy responded to the involuntary petition, contesting the petitioners' claims and filing a motion to dismiss the case. On February 19, 2003, NRG Energy announced that it had reached a settlement with the petitioners. The U.S. Bankruptcy Court for the District of Minnesota will hear NRG Energy's motion to approve the settlement and dismiss the involuntary petition. Two of NRG Energy's creditors have objected to the motion to dismiss. There can be no assurance that the court will dismiss the involuntary petition. The Bankruptcy Court has discretion in the review and approval of the settlement agreement. There is a risk that the Bankruptcy Court may, among other things, reject the settlement agreement or enter an order for relief under Chapter 11.

      On March 26, 2003, Xcel Energy announced that its board of directors had approved a tentative settlement agreement with holders of most of NRG Energy's long-term notes and the steering

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      committee representing NRG's bank lenders. The settlement is subject to certain conditions, including the approval of at least a majority in dollar amount of the NRG Energy bank lenders and long-term noteholders and definitive documentation. There can be no assurance that such approvals will be obtained. The terms of the settlement call for Xcel Energy to make payments to NRG Energy over the next 13 months totaling up to $752 million for the benefit of NRG Energy's creditors in consideration for their waiver of any existing and potential claims against Xcel Energy. Under the settlement, Xcel Energy will make the following payments: (i) $350 million at or shortly following the consummation of a restructuring of NRG Energy's debt. It is expected this payment would be made prior to year-end 2003; (ii) $50 million on January 1, 2004. At Xcel Energy's option, it may fill this requirement with either cash or Xcel Energy common stock or any combination thereof; and (iii) $352 million in April 2004.

      NRG South Central and Louisiana Generating LLC Indebtedness and Liquidity Issues

      On September 15, 2002 NRG South Central failed to make approximately $47 million in combined principal and interest payments on the 8.962% Series A-1 senior secured bonds due 2016 and 9.479% Series B-1 senior secured bonds due 2024. NRG South Central had 15 days to make principal and interest payments to NRG South Central's A-1 and B-1 Series bond holders to avoid an event of default on these bonds. The 15 day grace period to make payment ended October 1, 2002 and NRG South Central did not make the required payments. As a result, NRG South Central is in default on these bonds. On November 21, 2002, the bond trustee, on behalf of bondholders, accelerated the approximately $750 million of debt under the NRG South Central Generating, LLC facility, rendering the debt immediately due and payable. In January 2003, the South Central Generating bondholders unilaterally withdrew $35.6 million from a restricted revenue account relating to the September 15, 2002 interest payment and fees. On March 17, 2003 semi-annual principal and interest of approximately $47 million came due. An amount of $34.4 million was withdrawn from a restricted revenue account relating to the interest portion of this payment, and the approximately $12.8 million principal portion was deferred. NRG South Central remains in default on these notes, as a result, the debt has been classified as current at December 31, 2002. NRG South Central's secured bonds currently carry a rating of D at S&P and Caa1 at Moody's.

      The debt agreements of NRG South Central generally restrict its ability to pay dividends, make distributions or otherwise transfer funds to NRG Energy. As of December 31, 2002, NRG South Central did not meet the minimum debt service coverage ratios required to make payments to NRG Energy and NRG South Central is in default on its credit agreements.

      NRG South Central is also precluded from making payments to NRG Energy due to unfunded debt service reserve accounts. Prior to the NRG Energy downgrades , the debt service reserve accounts were funded with letters of guarantee from NRG Energy. Following the downgrade, these accounts were required to be funded with cash from NRG Energy within five to thirty days. The accounts were not funded with cash from NRG Energy within the respective cure period, and an event of default occurred, thereby giving the lenders the right to accelerate the project financings. As a result of this default, the long-term portion of the debt has been reclassified as a current liability, as it is potentially callable within the next twelve months. NRG South Central has approximately $46.6 million of unfunded debt service reserve commitments at December 31, 2002.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      NRG South Central expects to have cash available for operations through 2003. This forecast does not assume further investment by Xcel Energy in NRG Energy, further contributions to NRG South Central from NRG Energy or modification of the NRG South Central's current debt obligations. In the event that NRG Energy and NRG South Central are unable to work through the issues as described above and are unable to obtain adequate financing on terms acceptable to NRG Energy and NRG South Central to continue their operations, NRG South Central, including the Company may have to file bankruptcy. NRG Energy and NRG South Central's inability to obtain timely waivers and avoid defaults on their credit obligations could lead to additional involuntary bankruptcy proceedings. In any case, there is substantial doubt as to NRG South Central's, including the Company's ability to continue as a going concern.

      As a part of the comprehensive restructuring of NRG Energy, NRG Energy's financial and legal restructuring advisors have been assisting the management of NRG South Central in the preparation of a comprehensive financial and operational restructuring for NRG South Central. NRG South Central and its advisors have been meeting regularly to discuss restructuring issues relating to NRG South Central with an ad hoc committee of its bondholders (the NRG South Central Bondholder Committee). NRG South Central, its management and its financial and legal advisors have engaged in discussions with the NRG Project Bondholder Committee regarding the terms and conditions of a restructuring of the debt of NRG South Central.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF OPERATIONS

      Louisiana Generating was formed for the purpose of acquiring, owning, operating and maintaining the electric generating facilities acquired from Cajun Electric Power Cooperative, Inc. (Cajun Electric).

      USE OF ESTIMATES IN FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

      RECLASSIFICATIONS

      Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total member's equity as previously reported.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      CASH AND CASH EQUIVALENTS

      The Company considers cash to include cash and short-term investments with original maturities of three months or less.

      RESTRICTED CASH

      Restricted cash consists primarily of funds held in trust accounts to satisfy the requirements of certain debt agreements. The use of cash is restricted due to debt covenant violations which occurred during 2002. As of December 31, 2002, the restricted cash balance was $109 million.

      INVENTORY

      Inventory consists of coal, spare parts and fuel oil and is stated at the lower of weighted average cost or market (Note 6).

      PREPAID EXPENSES

      Prepaid expenses include insurance, taxes and other prepayments.

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred, including planned major maintenance. Depreciation is computed on a straight-line basis over the following estimated useful lives:

      Facilities, machinery and equipment                         10 to 40 years
      Office furnishings and equipment                            3 to 10 years

      The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in Operations.

      ASSET IMPAIRMENTS

      Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews were performed in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS No. 144) in 2002 and SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No.
      121) in prior years. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset's carrying amount and fair value. Fair values may be determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      CAPITALIZED PROJECT COSTS

      Development costs and capitalized project costs include third party professional services, permits, and other costs that are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the project has been approved by NRG Energy's Board of Directors. Additional costs incurred after this point are capitalized. When a project begins operation, previously capitalized project costs are reclassified to equity investments in affiliates or property, plant and equipment and amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period. Capitalized costs are charged to expense if a project is abandoned or management otherwise determines the costs to be unrecoverable.

      DEBT ISSUANCE COSTS

      Debt issuance costs are capitalized and amortized as interest expense on a basis which approximates the effective interest method over the terms of the related debt.

      INTANGIBLE ASSETS

      During the first quarter of 2002, the Company adopted SFAS No. 142 - "Goodwill and Other Intangible Assets" (SFAS No. 142), which requires new accounting for intangible assets. Intangible assets with finite lives will be amortized over their economic useful lives and periodically reviewed for impairment. As of December 31, 2002 and 2001, the Company had approximately $1.6 million and $1.7 million, respectively, of intangible assets, which are included as part of other assets. Intangible assets represent contractual rights held by the Company and are amortized over their economic useful lives and reviewed for impairment on a periodic basis.

      REVENUE RECOGNITION

      Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Under fixed-price contract, revenues are recognized as products or services are delivered. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Anticipated future losses on contracts are charged against income when identified.

      POWER MARKETING ACTIVITIES

      The Company has entered into a contract with a marketing affiliate for the sale of energy, capacity and ancillary services produced, which enables the affiliate to engage in forward sales and hedging transactions to manage the Company's electricity price exposure. Net gains or losses on hedges by the marketing affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      INCOME TAXES

      The net income or loss of the Company for income tax purposes, along with any associated tax credits, is included in the tax returns of NRG. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable and notes receivable. Cash accounts are generally held in Federally insured banks. Accounts receivable and notes receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long term debt is estimated based on quoted market prices and similar instruments with equivalent credit quality.

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The liability is initially capitalized as part of the cost of the related tangible long-lived asset and thus depreciated over the asset's useful life. Accretion of the liabilities due to the passage of time will be an operating expense. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes written or oral contracts, including obligations arising under the doctrine of promissory estoppels. The Company is required to adopt SFAS No. 143 on January 1, 2003. Louisiana Generating is in the process of evaluating the impact of adopting SFAS No. 143 on its financial condition.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," (SFAS No. 145) that supercedes previous guidance for the reporting of gains and losses from extinguishment of debt and accounting for leases, among other things. SFAS No. 145 requires that only gains and losses from the extinguishment of debt that meet the requirements for classification as "Extraordinary Items," as prescribed in Accounting Principles Board Opinion No. 30, should be disclosed as such in the financial statements. Previous guidance required all gains and losses from the extinguishment of debt to be classified as "Extraordinary Items." This portion of SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with restatement of prior periods required. Louisiana Generating has no extraordinary gains or losses resulting from extinguishment of debt during the three years ended December 31, 2002 that will require restatement upon adoption of this part of the statement.

      In addition, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," (SFAS No. 13) as it relates to accounting by a lessee for certain lease modifications. Under SFAS No. 13, if a capital lease is modified in such a way that the change gives rise to a new agreement classified as an

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      operating lease, the assets and obligation are removed, a gain or loss is recognized and the new lease is accounted for as an operating lease. Under SFAS No. 145, capital leases that are modified so the resulting lease agreement is classified as an operating lease are to be accounted for under the sale-leaseback provisions of SFAS No. 98, "Accounting for Leases." These provisions of SFAS No. 145 were effective for transactions occurring after May 15, 2002. SFAS No. 145 will be applied as required. Adoption of SFAS No. 145 is not expected to have a material impact on Louisiana Generating.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," (SFAS No. 146), SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force
      (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee. See Note 14.

      In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46). FIN No. 46 requires an enterprise's consolidated financial statements to include subsidiaries in which the enterprise has a controlling interest. Historically, that requirement has been applied to subsidiaries in which an enterprise has a majority voting interest, but in many circumstances the enterprise's consolidated financial statements do not include the consolidation of variable interest entities with which it has similar relationships but no majority voting interest. Under FIN No. 46 the voting interest approach is not effective in identifying controlling financial interest. Assets of entities consolidated upon adoption of the new standard will be initially recorded at their carrying amounts at the date the requirements of the new rule first apply. If determining carrying amounts as required is impractical, then the assets are to be measured at fair value the first date the new rule applies. Any difference between the net amounts of any previously recognized interest in the newly consolidated entity should be recognized as the cumulative effect of an accounting change. FIN No. 46 becomes effective in the third quarter of 2003. Fin No. 46 is not expected to have a significant impact on NRG South Central.

3.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. Derivatives that have been designated as hedges of assets,

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      liabilities or firm commitments, are accounted for using the fair value method. Changes in the fair value of these instruments are recognized in earnings as offsets to the changes in the fair value of the related hedged assets, liabilities and firm commitments. Derivatives that have been designated as hedges of forecasted transactions are accounted for using the cash flow method. Changes in the fair value of these instruments are deferred and recorded as a component of other accumulated comprehensive income (OCI) until the hedged transactions occur and are recognized in earnings. SFAS No. 133 applies to the Company's energy and energy related commodities financial instruments, long-term power sales contracts and long-term gas purchase contracts used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investment in fuel inventories. These activities are conducted by an affiliate of the Company and are allocated to the Company. At December 31, 2002, the Company had various commodity contracts extending through 2003. None of these contracts are designated as hedging instruments.

4.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following at December 31, 2002 and 2001:

      (In thousands)                               2002              2001
      Land                                     $     3,733       $     3,733
      Facilities, machinery and equipment        1,030,747         1,000,608
      Construction in progress                         988            20,815
      Office furnishings and equipment               4,109             3,619
      Accumulated depreciation                     (75,357)          (47,513)
                                               -----------       -----------

      Property, plant and equipment, net       $   964,220       $   981,262
                                               ===========       ===========

      Property, plant and equipment consist primarily of the electric generating facilities acquired from Cajun Electric. The assets are comprised of Units 1 and 2 of Big Cajun I and 100% of Units 1 and 2, 58% of Unit 3 of Big Cajun II and 100% of Big Cajun 1 Peaking; an energy control center and headquarters building; a 17.5 mile gas pipeline system; and certain transmission assets and all other substations.

5.    NOTE PAYABLE TO MEMBER

      On March 30, 2000, NRG South Central issued $800 million of senior secured bonds in two traunches. The first traunche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second traunch was for $300 million with a coupon of 9.479% and a maturity of 2024. Interest on the bonds is payable in arrears on each March 15 and September 15. Principal payments will be made semi-annually on each March 15 and September 15 with $25,500,000 due in 2002 and 2003, $15,000,000 due in 2004, 2005 and 2006.
      The remaining $667,500,000 is due between March 15, 2007 and September 15, 2024. The proceeds of the bonds were used to finance the Company's acquisition of the Cajun generating facilities on March 31, 2000. Effective March 30, 2000, NRG South Central and the Company entered into a Guarantor loan agreement that provides for substantially the same terms and conditions of the bonds.

      On December 13, 2000, NRG South Central commenced an Exchange offer of these bonds with registered bonds that contain similar terms and conditions. The Exchange offer was closed on January 19, 2001 with all bonds being exchanged. NRG South Central made a semi-annual payment

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      of $12.7 million on March 15, 2002. As of December 31, 2002 and 2001, there remains $750.8 million and $763.5 million of outstanding bonds, respectively. As of October 1, 2002, NRG South Central is in default on the senior secured bonds.

      On September 16, 2002 the Company failed to make approximately $47 million in combined principal and interest payments on the 8.962% Series A-1 senior secured bonds due 2016 and 9.479% Series B-1 senior secured bonds due 2024. The Company had 15 days to make principal and interest payments to the Company's A-1 and B-1 Series bond holders to avoid an event of default on these bonds. The 15 day grace period to make payment ended October 1, 2002 and the Company did not make the required payments. As a result, the Company is in default on these bonds. On November 21, 2002, the bond trustee, on behalf of bondholders, accelerated the approximately $750 million of debt under the NRG South Central Generating, LLC facility, rendering the debt immediately due and payable. In January 2003, the South Central Generating bondholders unilaterally withdrew $35.6 million from a restricted revenue account relating to the September 15, 2002 interest payment and fees. On March 17, 2003 semi-annual principal and interest of approximately $47 million came due. An amount of $34.4 million was withdrawn from a restricted revenue account relating to the interest portion of this payment, and the approximately $12.8 million principal portion was deferred.

      NRG South Central's obligations in respect to the bonds are secured by its interest in NRG Central's and South Central's interests in NRG South Central and NRG South Central's membership interest in the Company; all of the assets related to the Cajun facilities including NRG South Central's rights under all intercompany notes between NRG South Central and the Company but excluding those assets of NRG New Roads specifically held for resale; the revenue account and the debt service reserve account.

      The Company issued a guarantee in favor of the bondholders, which unconditionally and irrevocably guarantee the payment of principal, of premium (if any) and interest on the bonds. The guarantee is a guarantee of payment and the bond trustee is entitled to make demands for payment under the guarantee any time that amounts due and payable on the bonds have not been paid.

      The Company's obligations with respect to the guarantee and the intercompany loan are secured by a mortgage with respect to Big Cajun I and II and an interest in:

      - All of the Company's interest in the Cajun facilities and substantially all personal property associated with the Cajun facilities except for fixtures not located on the Cajun facilities and the assets of NRG New Roads specifically held for resale;

      - Substantially all contracts, associated with the Cajun facilities to which the Company is a party and all consents to the assignment of these contracts that have been obtained;

      - All licenses, permits and governmental approvals associated with the Cajun facilities;

      - All insurance policies associated with the Cajun facilities and all monies paid to the Company on these policies;

      - All revenues of the Cajun facilities, including revenues from power sales contracts entered into by NRG Power Marketing or any other entity which has entered into a power marketing agreement with the Company associated with the Cajun facilities; and the revenue account.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      OPTIONAL REDEMPTION

      NRG South Central may redeem the bonds in whole or in part at any time at a redemption price equal to:

      -     100% of the principal amount of the bonds being redeemed, plus;

      - interest on the bonds being redeemed, accrued and unpaid to, but excluding, the date of redemption, plus;

      - a make whole premium based on an amount equal to the excess, if any, of (a) the discounted present value of all interest and principal payments scheduled to become due in respect to the bonds to be redeemed (such discounted present value to be determined on the basis of a discount rate equal to (i) the treasury rate and (ii) 50 basis points), over (b) the outstanding principal amount of the applicable bonds to be redeemed.

6.    INVENTORY

      Inventory, which is stated at the lower of weighted average cost or market, at December 31, 2002 and 2001, consists of:

      (In thousands)                               2002               2001
      Coal                                      $48,001            $36,571
      Spare parts                                14,553             14,652
      Fuel oil                                      840                763
                                                -------            -------

            Total                               $63,394            $51,986
                                                =======            =======

7.    RELATED PARTY TRANSACTIONS

      Louisiana Generating entered into a power sale and agency agreement with NRG Power Marketing Inc., a wholly owned subsidiary of NRG. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by Louisiana Generating, (ii) procure and provide to Louisiana Generating all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by Louisiana Generating. In addition, NRG Power Marketing Inc. will have the exclusive right and obligation to direct the power output from the facilities.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Under the agreement, NRG Power Marketing, Inc. pays to Louisiana Generating gross receipts generated through sales, less costs incurred by NRG Power Marketing, Inc. relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing, Inc.

      Louisiana Generating entered into an operation and maintenance agreement with NRG Operating Services, Inc., (NRG Operating Services) a wholly-owned subsidiary of NRG. The agreement is perpetual in term until terminated in writing by Louisiana Generating or until earlier terminated upon an event of default. Under the agreement, at the request of Louisiana Generating, NRG Operating Services manages, oversees and supplements the operation and maintenance of the Cajun facilities.

      During the years ended December 31, 2002 and 2001 and the period from March 30, 2000 (inception) through December 31, 2000, Louisiana Generating incurred no operating and maintenance costs from NRG Operating Services.

      Louisiana Generating and NRG South Central each entered into an agreement with NRG Energy for corporate support and services. The agreement is perpetual in term until terminated in writing by Louisiana Generating or NRG South Central or until earlier terminated upon an event of default. Under the agreement, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs.

      During the years ended December 31, 2002 and 2001 and the period from March 30, 2000 (inception) through December 31, 2000, Louisiana Generating incurred approximately $0.2 million, $0.6 million and $0.5 million, respectively, for corporate support and services.

      At December 31, 2002 and 2001, the Company had an accounts payable - affiliates balance of approximately $59.6 million and an accounts receivable - affiliates balance of $16.8 million, respectively, which consisted primarily of a payable to NRG Energy for capitalized development costs incurred prior to the acquisition of the Cajun facilities and other expenses paid on Louisiana Generating's behalf as described in the Paragraphs above.

      During 2002, in connection with the Peaker financing, Louisiana Generating sold 50% of its interest in a natural gas line to Big Cajun 1 Peakers at a gain of $400 thousand.

8.    BENEFITS DISCLOSURES

      The Company retained a number of the administrative and operating personnel of Cajun Electric upon acquisition of Cajun Electric's generating facilities. Prior to March 31, 2000, these employees were participants in the National Rural Electric Cooperative Association's Retirement and Security Program, a master multiple-employer defined benefit plan. Effective March 31, 2000, the Cooperative's defined benefit and 401(k) plans were terminated and no on-going pension obligation was assumed by the Company or NRG. The Company sponsors a cash balance pension plan arrangement whereby the employees are entitled to a pension benefit of approximately seven percent of total payroll. The employees are also eligible to participate in a 401(k) plan that provides for the matching of specified amounts of employee contributions to the plan.

      For the years ended December 31, 2002 and 2001 and the period from March 30, 2000 (inception) through December 31, 2000, the Company recorded approximately $0.36 million, $0.26 million and

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      $1.0 million of pension expense and approximately $680,000 $458,000 and $265,000, respectively, of 401(k) matching funds.

9.    SALES TO SIGNIFICANT CUSTOMERS

      For the year ended December 31, 2002, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.8 percent and 15.9 percent, respectively of the Company's total revenues. For the year ended December 31, 2001, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.4 percent and 15.7 percent, respectively of the Company's total revenues. For the period from March 30, 2000 (inception) through December 31, 2000, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.7 percent and 16.1 percent, respectively, of the Company's total revenues. During March 2000, the Company entered into certain power sales agreements with eleven distribution cooperatives that were customers of Cajun Electric prior to the acquisition of the Cajun facilities. The initial terms of these agreements provide for the sale of energy, capacity and ancillary services for the periods ranging from four to 25 years. In addition, the Company assumed Cajun Electric's obligations under four long-term power supply agreements. The terms of these agreements range from 10 to 26 years. These power sales agreements accounted for the 80.2 percent, 78.4 percent and
      81.4 percent respectively, of the Company's total revenues during the years ended December 31, 2002, 2001 and 2000 (Note 11).

10.   FINANCIAL INSTRUMENTS

      The estimated fair value of Louisiana Generating's recorded financial instruments at December 31, 2002 and 2001, are as follows:

                                                      2002                        2001
                                             ----------------------      ----------------------
                                             CARRYING        FAIR        CARRYING        FAIR
      (In thousands)                          AMOUNT        VALUE         AMOUNT        VALUE
      Cash                                   $     --      $     --      $  3,208      $  3,208
      Restricted cash                         109,336       109,336            --            --
      Notes receivable                          3,000         3,000            --            --
      Long-term debt, including current
            portion                           750,750       525,525       803,500       789,551
      Decommissioning funds                     4,617         4,617         4,336         4,336

      For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for similar issues. Decommissioning fund investments are comprised of various debt securities of the United States of America and are carried at amortized cost, which approximates their fair value.

      DERIVATIVE FINANCIAL INSTRUMENTS

      In the normal course of business, Louisiana Generating may employ a variety of off-balance sheet instruments to manage its exposure to fluctuations in interest rates and energy and energy related commodities prices

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      INTEREST RATES

      From time to time Louisiana Generating may use interest rate hedging instruments to protect it from an increase in the cost of borrowing. At December 31, 2002 and 2001, there were no such instruments outstanding.

      ENERGY AND ENERGY RELATED COMMODITIES

      Louisiana Generating is exposed to commodity price variability in electricity, emission allowances, natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, Louisiana Generating enters into transactions for physical delivery of particular commodities for a specific period. These financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. These transactions are utilized to:

      -     Manage and hedge its fixed-price purchase and sales commitments;

      -     Reduce its exposure to the volatility of spot market prices;

      -     Hedge fuel requirements at its generations facilities; and

      -     Protect its investment in fuel inventories.

11.   COMMITMENTS AND CONTINGENCIES

      OPERATING LEASE COMMITMENTS

         The Company leases certain of its equipment under operating leases expiring on various dates through 2006. Rental expense under these operating leases was approximately $0.2 million, $0.2 million, and $0.2 million in 2002, 2001, and 2000, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2002 are as follows:

                                            (THOUSANDS
                                            OF DOLLARS)
                                            -----------
                               2003 .....       $213
                               2004 .....        101
                               2005 .....         31
                               2006 .....          3
                                                ----
                                 Total ..       $348
                                                ====

      CONTRACTUAL COMMITMENTS

      POWER SUPPLY AGREEMENTS WITH THE DISTRIBUTION COOPERATIVES

      During March 2000, the Company entered into certain power supply agreements with eleven distribution cooperatives to provide energy, capacity and transmission services. The agreements are standardized into three types, Form A, B and C.

      FORM A AGREEMENTS

      Six of the distribution cooperatives entered into Form A power supply agreements. The Form A agreement is an all-requirements power supply agreement which has an initial term of 25 years, commencing on March 31, 2000. After the initial term, the agreement continues on a year-to-year basis, unless terminated by either party giving five years advanced notice.

LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Under the Form A power supply agreement, the Company is obligated to supply the distribution cooperative all of the energy and capacity required by the distribution cooperative for service to its retail customers although the distribution cooperative has certain limited rights under which it can purchase energy and capacity from third parties.

      The Company must contract for all transmission service required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. The Company is required to supply at its cost, without pass through, control area services and ancillary services which transmission providers are not required to provide.

      The Company owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge for such facilities any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative's specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge.

      The Company charges the distribution cooperative a demand charge, a fuel charge and a variable operation and maintenance charge. The demand charge consists of two components, a capital rate and a fixed operation and maintenance rate. The distribution cooperatives have an option to choose one of two fuel options, all six have selected the first option which is a fixed fee through 2004 and determined using a formula which is based on gas prices and the cost of delivered coal for the period thereafter. At the end of the fifteenth year of the contract, the cooperatives may switch to the second fuel option. The second fuel option consists of a pass-through of fuel costs, with a guaranteed coal heat rate and purchased energy costs, excluding the demand component in purchased power. From time to time the Company may offer fixed fuel rates which the cooperative may elect to utilize. The variable operation and maintenance charge is fixed through 2004 and escalates at either approximately 3% per annum or in accordance with actual changes in specified indices as selected by the distribution cooperative. Five of the distribution cooperatives elected the fixed escalation provision and one elected the specified indices provision.

      The Form A agreement also contains provisions for special rates for certain customers based on the economic development benefits the customer will provide and other rates to improve the distribution cooperative's ability to compete with service offered by political subdivisions.

      FORM B AGREEMENTS

      One distribution cooperative selected the Form B Power Supply Agreement. The term of the Form B power supply agreement commences on March 31, 2000 and ends on December 31, 2024. The Form B power supply agreement allows the distribution cooperative the right to elect to limit its purchase obligations to "base supply" or also to purchase "supplemental supply." Base supply is the distribution cooperative's ratable share of the generating capacity purchased by the Company from Cajun Electric. Supplemental supply is the cooperative's requirements in excess of the base supply amount. The distribution cooperative which selected the Form B agreement also elected to purchase supplemental supply.

      The Company charges the distribution cooperative a monthly specific delivery facility charge of approximately 1.75% of the depreciated net book value of the specific delivery facilities, including additional investment. The distribution cooperative may assume the right to maintain the specific delivery facilities and reduce the charge to 1.25% of the depreciated net book value of the specific delivery facilities. The Company also charges the distribution cooperative its ratable share of 1.75% of the depreciated book value of common delivery facilities, which include communications,


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      transmission and metering facilities owned by the Company to provide supervisory control and data acquisition, and automatic control for its customers.

      For base supply, the Company charges the distribution cooperative a demand charge, an energy charge and a fuel charge. The demand charge for each contract year is set forth in the agreement and is subject to increase for environmental legislation or occupational safety and health laws enacted after the effective date of the agreement. The Company can increase the demand charge to the extent its cost of providing supplemental supply exceeds $400/MW. The energy charge is fixed through 2004, and decreased slightly for the remainder of the contract term. The fuel charge is a pass through of fuel and purchased energy costs. The distribution cooperative may elect to be charged based on a guaranteed coal fired heat rate of 10,600 Btu/kWh, and it may also select fixed fuel factors as set forth in the agreement for each year through 2008. The one distribution cooperative which selected this form of agreement elected to utilize the fixed fuel factors. For the years after 2008, the Company will offer additional fixed fuel factors for five-year periods that may be elected. For the years after 2008, the distribution cooperative may also elect to have its charges computed under the pass through provisions with or without the guaranteed coal-fired heat rate.

      At the beginning of year six, the Company will establish a rate fund equal to the ratable share of $18 million. The amount of the fund will be approximately $720,000. This fund will be used to offset the energy costs of the Form B distribution cooperatives which elected the fuel pass through provision of the fuel charge, to the extent the cost of power exceeds $0.04/kWh. Any funds remaining at the end of the term of the power supply agreement will be returned to the Company.

      FORM C AGREEMENTS

      Four distribution cooperatives selected the Form C power supply agreement. The Form C power supply agreement is identical to the Form A power supply agreement, except for the following.

      The term of the Form C power supply agreement is for four years following the closing date of the acquisition of the Cajun facilities. The agreement can be terminated by the distribution cooperative at any time with 12 months prior notice given after the first anniversary of the acquisition closing date.

      The Company will charge the distribution cooperative a demand rate, a variable operation and maintenance charge and a fuel charge. The Company will not offer the distribution cooperatives which select the Form C agreement any new incentive rates, but will continue to honor existing incentive rates. At the end of the term of the agreement, the distribution cooperative is obligated to purchase the specific delivery facilities for a purchase price equal to the depreciated book value.

      OTHER POWER SUPPLY AGREEMENTS

      The Company assumed Cajun Electric's rights and obligations under two consecutive long-term power supply agreements with South Western Electric Power Company (SWEPCO), one agreement with South Mississippi Electric Power Association (SMEPA) and one agreement with Municipal Energy Agency of Mississippi (MEAM).

      The SWEPCO Operating Reserves and Off-Peak Power Sale Agreement terminates on December 31, 2007. The agreement requires the Company to supply 100 MW of off-peak energy during certain hours of the day to a maximum of 292,000 MWh per year and an additional 100 MW of operating reserve capacity and the associated energy within ten minutes of a phone request during certain hours to a maximum of 43,800 MWh of operating reserve energy per year. The obligation to purchase the 100 MW of off-peak energy is contingent on the Company's ability to


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LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
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      deliver operating reserve capacity and energy associated with operating reserve capacity. At the Company's request it will supply up to 100 MW of non-firm, on peak capacity and associated energy.

      The SWEPCO Operating Reserves Capacity and Energy Power Sale Agreement is effective January 1, 2008 through December 31, 2026. The agreement requires the Company to provide 50 MW of operating reserve capacity within 10 minutes of a phone request. In addition, SWEPCO is granted the right to purchase up to 21,900 MWh/year of operating reserve energy.

      The SMEPA Unit Power Sale Agreement is effective through May 31, 2009, unless terminated following certain regulatory changes, changes in fuel costs or destruction of the Cajun facilities. The agreement requires the Company to provide 75 MW of capacity and the associated energy from Big Cajun II, Unit 1 and an option for SMEPA to purchase additional capacity and associated energy if the Company determines that it is available, in 10 MW increments, up to a total of 200 MW. SMEPA is required to schedule a minimum of 25 MW plus 37% of any additional capacity that is purchased. The capacity charge is fixed through May 31, 2004, and increases for the period June 1, 2004 through May 31, 2009 including transmission costs to the delivery point and any escalation of expenses. The energy charge is 110% of the incremental fuel cost for Big Cajun II, Unit 1.

      The MEAM Power Sale Agreement is effective through May 31, 2010 with an option for MEAM to extend through September 30, 2015 upon five years advance notice. The agreement requires the Company to provide 20 MW of firm capacity and associated energy with an option for MEAM to increase the capacity purchased to a total of 30 MW upon five years advance notice. The capacity charge is fixed. The operation and maintenance charge is a fixed amount which escalates at 3.5% per year. There is a transmission charge which varies depending upon the delivery point. The price for energy associated with the firm capacity is 110% of the incremental generating cost to the Company and is adjusted to include transmission losses to the delivery point.

      COAL SUPPLY AGREEMENT

      The Company has entered into a coal supply agreement with Triton Coal. The coal is primarily sourced from Triton Coal's Buckskin and North Rochelle mines located in Powder River Basin, Wyoming. The Coal supply agreement has a term of five years from March 31, 2000. The agreement is for the full coal requirements of Big Cajun II. The agreement establishes a base price per ton for coal supplied by Triton Coal. The base price is subject to adjustment for changes in the level of taxes or other government fees and charges, variations in the caloric value of the coal shipped or changes in the price of SO(2) emission allowances. The base price is based on certain annual weighted average quality specifications, subject to suspension and rejection limits. The base price and quality of coal specifications guarantee compliance with Big Cajun II's annual SO(2) emissions allocation of 44,153 tons commencing in 2000 regardless of the burn level.

      COAL TRANSPORTATION AGREEMENT

      The Company entered into a coal transportation agreement with Burlington Northern and Santa Fe Railway and American Commercial Terminal. The term of the agreement is five years from March 31, 2000. This agreement provides for the transportation of all of the coal requirements of Big Cajun II from the mines in Wyoming to Big Cajun II.


                                       23
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LOUISIANA GENERATING LLC
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      TRANSMISSION AND INTERCONNECTION AGREEMENTS

      The Company assumed Cajun Electric's existing transmission agreements with Central Louisiana Electric Company, SWEPCO; and Entergy Services, Inc., acting as agent for Entergy Arkansas, Inc., Entergy Gulf States, Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. The Cajun facilities are connected to the transmission system of Entergy Gulf States and power is delivered to the distribution cooperatives at various delivery points on the transmission systems of Entergy Gulf States, Entergy Louisiana, Central Louisiana Electric Company and SWEPCO. The Company also assumed from Cajun Electric 20 interchange and sales agreements with utilities and cooperatives, providing access to a 12 state area.

      ENVIRONMENTAL MATTERS

      The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulation in the United States. These laws and regulations generally require lengthy and complex processes to obtain licenses, permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent and NRG South Central's facilities are not exempted from coverage, NRG South Central could be required to make extensive modifications to further reduce potential environmental impacts. Also, NRG South Central could be held responsible under environmental and safety laws for the cleanup of pollutant releases at its facilities or at off-site locations where it has sent wastes.

      NRG South Central and its subsidiaries strive to exceed the standards of compliance with applicable environmental and safety regulations. Nonetheless, NRG South Central expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, the effect of future laws or regulations is expected to require the addition of pollution control equipment or the imposition of restrictions on NRG South Central's operations.

      NRG South Central establishes accruals where reasonable estimates of probable environmental and safety liabilities are possible. NRG South Central adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

      Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under such laws to be strict (without fault) and joint and several. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. NRG South Central has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

      Liabilities associated with closure, post-closure care and monitoring of the ash ponds owned and operated on site at the Big Cajun II Generating Station are addressed through the use of a trust fund


                                       24
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LOUISIANA GENERATING LLC
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      maintained by NRG South Central (one of the instruments allowed by the Louisiana Department of Environmental Quality for providing financial assurance for expenses associated with closure and post-closure care of the ponds). The value of the trust fund is approximately $4.6 million at December 31, 2002 and NRG South Central is making annual payments to the fund in the amount of about $116,000. See Note 13.

      The Louisiana Department of Environmental Quality has promulgated State Implementation Plan revisions to bring the Baton Rouge ozone non-attainment area into compliance with National Ambient Air Quality Standards. NRG South Central participated in development of the revisions, which require the reduction of NO(x) emissions at the gas-fired Big Cajun I Power Station and coal-fired Big Cajun II Power Station to 0.1 pounds NO(x) per million Btu heat input and 0.21 pounds NO(x) per million Btu heat input, respectively. This revision of the Louisiana air rules would appear to constitute a change-in-law covered by agreement between Louisiana Generating LLC and the electric cooperatives allowing the costs of added combustion controls to be passed through to the cooperatives. The capital cost of combustion controls required at the Big Cajun II Generating Station to meet the State's NOx regulations will total about $10.0 million each for Units 1 & 2. Unit 3 has already made such changes. The capital cost of combustion controls required at the Big Cajun I Generating Station to meet the State's NO(x) regulations will total about $5 million to $10 million for the Unit 1 & 2 steam boilers.

      LEGAL ISSUES

      Pointe Coupee Parish Police Jury and Louisiana Generating, LLC v. United States Environmental Protection Agency and Christine Todd Whitman, Administrator, Adversary Proceeding No. 02-61021 on the docket of the United States Court of Appeals for the Fifth Circuit

      On December 2, 2002, a Petition for Review was filed to appeal the United States Environmental Protection Agency's approval of the Louisiana Department of Environmental Quality's ("DEQ") revisions to the Baton Rouge State Implementation Plan ("SIP"). Pointe Coupee and NRG Energy's subsidiary, Louisiana Generating, object to the approval of SIP Section
      4.2.1. Permitting NOx Sources that purports to require DEQ to obtain offsets of major increases in emissions of nitrogen oxides (NOx) associated with major modifications of existing facilities or construction of new facilities both in the Baton Rouge Ozone Nonattainment Area and in four adjoining attainment parishes referred to as the Region of Influence, including Pointe Coupee Parish. The plaintiffs' challenge is based on DEQ's failure to comply with Administrative Procedures Act requirements related to rulemaking and EPA's regulations which prohibit EPA from approving a SIP not prepared in accordance with state law. The court granted a sixty (60) day stay of this proceeding on February 25, 2003 to allow the parties to conduct settlement discussions. At this time, NRG Energy is unable to predict the eventual outcome of this matter or the potential loss contingencies, if any, to which the Company may be subject.

      In the Matter of Louisiana Generating, LLC, Adversary Proceeding No. 2002-1095 1-EQ on the Docket of the Louisiana Division of Administrative Law

      During 2000, DEQ issued a Part 70 Air Permit modification to Louisiana Generating to construct and operate two 240 MW natural gas-fired turbines. The Part 70 Air Permit set emissions limits for the criteria air pollutants, including NOx, based on the application of Best Available Control Technology ("BACT"). The BACT limitation for NO(x) was based on the guarantees of the manufacturer, Siemens-Westinghouse. Louisiana Generating sought an interim emissions limit to allow Siemens-Westinghouse time to install additional control equipment. To establish the interim limit, DEQ issued a Compliance Order and Notice of Potential Penalty, No. AE-CN-02-0022, on September 8, 2002, which is, in part, subject to the referenced administrative hearing. DEQ alleged that Louisiana Generating did not meet its NO(x) emissions limit on certain days, did not conduct all opacity monitoring and did not complete all record keeping and certification requirements. Louisiana Generating intends to vigorously defend certain claims and any future penalty assessment, while also seeking an amendment of its limit for NO(x). An initial status conference has been held with the Administrative Law Judge and quarterly reports will be submitted to describe progress, including settlement and amendment of the limit. In addition, NRG Energy may assert breach of warranty claims against the manufacturer. With respect to the administrative action described above, at this time the Company is unable to predict the eventual outcome of this matter or the potential loss contingencies, if any, to which the Company may be subject.

      NRG ENERGY CREDIT DEFAULTS

      NRG Energy and various of its subsidiaries are in default under various of their credit facilities, financial instruments, construction agreements and other contracts, which have given rise to liens, claims and contingencies against them and may in the future give rise to additional liens, claims and contingencies against them. In addition, NRG Energy and various of its subsidiaries have entered into various guarantees, equity contribution agreements, and other financial support agreements with respect to the obligations of their affiliates, which have given rise to liens, claims and contingencies against them and may in the future give rise to additional liens, claims and

                                       25
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LOUISIANA GENERATING LLC
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      contingencies against the party or parties providing the financial support. NRG Energy cannot at this time predict the outcome or financial impact of these matters.

12.   JOINTLY OWNED PLANT

      On March 31, 2000 Louisiana Generating acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by Louisiana Generating pursuant to a joint ownership participation and operating agreement. Under this agreement, Louisiana Generating and Entergy Gulf States are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit 3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are borne in proportion to the energy delivered to the owners. The Company's statements of operations include the Company's share of all fixed and variable costs of operating the unit. The Company's 58% share of the original cost included in Plant, Property and Equipment at December 31, 2002 and 2001 was $189.0 million and $179.7 million, respectively. The corresponding accumulated depreciation and amortization was $12.3 million and $7.8 million, respectively.

13.   DECOMMISSIONING FUND

      The Company is required by the State of Louisiana Department of Environmental Quality to rehabilitate its Big Cajun II ash and wastewater impoundment areas upon removal from service of the Big Cajun II facilities. On July 1, 1989, a guarantor trust fund (the "Solid Waste Disposal Trust Fund") was established to accumulate the estimated funds necessary for such purpose. The Company's predecessor deposited $1.06 million in the Solid Waste Disposal Trust Fund in 1989, and funded $116,000 annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein are accrued as a decommissioning liability. At December 31, 2002 and 2001, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $4.6 million and $4.3 million, respectively. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.


                                       26
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14.   GUARANTEES

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      Louisiana Generating is a guarantor of the bonds issued on March 30, 2000 to acquire the Cajun facilities.

15.   SPECIAL CHARGES

      The Company incurred $208 thousand of expected severance costs associated with the combining of various functions and restructuring costs consisting of advisor fees. These costs were recorded as special charges in the statement of operations.

                                       27